Exhibit 10.27

LOAN AGREEMENT

By and Between

VINTAGE STOCK, INC.

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

$20,000,000.00 Revolving Line of Credit Facility

Dated as of

November 3,2016

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, modified, or restated from time to time, this “Agreement”-) is made and entered into as of NOVEMBER 3, 2016 (the “Closing Date”), by and between VINTAGE STOCK, INC., a Missouri corporation, with offices at 202 E. 32nd Street, Joplin, MO 64804 (“Borrower”) and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, with offices at 2000 McKinney Avenue, Suite 700, Dallas (Dallas County), TX 75201 (“Lender”):

WITNESSETH:

For and in consideration of the mutual covenants and agreements herein contained and of the loans and commitment hereinafter referred to, Borrower and Lender agree as follows:

ARTICLE I
GENERAL TERMS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Accounts Advance Amount” shall mean at any time an amount equal to the product of (a) all Eligible Accounts times, (b) a percentage, which shall initially be EIGHTY-FIVE PERCENT (85.00%).

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, Borrower, each Guarantor, if any, and each of Borrower’s Subsidiaries, if any, shall be deemed to be Affiliates of one another.

“Applicable Requirements” is defined in Section 5.04.

“Arvest DACA” shall mean that certain DEPOSIT ACCOUNT CONTROL AGREEMENT dated on or about the date hereof among ARVEST BANK, Lender, Term Agent, and Borrower, together with all modifications thereto.

“Asset Disposition” shall mean the sale, lease, assignment, disposition or other transfer for value by any Loan Party to any Person (other than a Loan Party) of any Property or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof), other than the sale or lease of Inventory in the ordinary course of business.

“Availability” shall mean, as of any date of determination, the amount by which the Borrowing Base exceeds the outstanding principal balance of the Revolving Credit Note plus the LC Amount, as determined by Lender.

“Availability Reserves” shall mean, as of any date of determination, such amounts as Lender reasonably may from time to time establish and revise reducing the amount of revolving credit loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Lender, affect either (i) the Collateral or any other Property which is security for the Indebtedness, (ii) the assets or business of Borrower, (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Lender’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, and (c) in respect of any state of facts which Lender determines constitutes a Default or an Event of Default.

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“Borrowing Base” shall mean, at any time, an amount not to exceed the lesser of: (a) the Maximum Revolving Facility amount, or (b) the sum of (i) the Accounts Advance Amount determined as of the date the Borrowing Base is calculated plus (ii) the Inventory Advance Amount determined as of the date the Borrowing Base is calculated minus (iii) any Availability Reserves.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business.

“Change of Control” shall mean that LIVE VENTURES, INC. shall cease, directly or indirectly, to own or control SEVENTY-FIVE PERCENT (75.00%) of the Stock of Borrower held by such holder as of the Closing Date.

“Collateral” shall have the meaning set forth in that certain SECURITY AGREEMENT dated as of the Closing Date (as the same may be amended, modified or restated from time to time, the “Security Agreement”), by and between Borrower, certain Loan Parties party thereto, if any, and Lender, and shall also include any real property now owned or hereafter acquired in which Borrower has granted a security interest to Lender.

“Collateral Access Agreement” shall mean a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman, processor or other person in possession of any Collateral or on whose Property any Collateral is located, in form and substance reasonably satisfactory to Lender.

“Commitment” shall mean the obligation of Lender to make revolving credit loans to Borrower under Section 2.01(a) hereof, up to the maximum amount therein stated.

“Debt” shall mean, with respect to any Person, and without duplication: (a) all indebtedness of such Person;

(b)     all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP; (d) all obligations of such Person to pay the deferred purchase price of Property or services (excluding trade accounts payable in the ordinary course of business); (e) all indebtedness secured by a Lien on the Property of such Person, whether or not such indebtedness shall have been assumed by such Person; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person; (g) all swap, hedging and like obligations of such Person; (h) all contingent liabilities of such Person; and (i) any Stock or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise.

“Default” shall mean the occurrence of any of the events specified in Section 6.01 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Distribution” by any Person shall mean (a) with respect to any Stock issued by such Person, the retirement, redemption, purchase or other acquisition for value of any such Stock, (b) the declaration or payment of any dividend or other distribution on or with respect to such Stock, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any such Stock and (d) any other payment (other than salaries and bonuses to employees or advances made in the ordinary course of business to employees for travel or other expenses incurred in the ordinary course of business) by such Person to or for the benefit of the holder of any such Stock.

“Drawdown Termination Date” shall mean the earlier of NOVEMBER 3, 2020, and the date the Indebtedness is accelerated pursuant to the provisions of this Agreement and the other Security Instruments.

“DTPA” shall mean the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code.

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“EBITDA” means, for any Person for any period of determination, an amount equal to: (a) net income plus

(b)     the sum of the following to the extent deducted from net income: (1) interest expense; (2) income taxes; (3) depreciation; (4) amortization; (5) rent expense; (6) non-cash charges and losses including write-offs or write-downs (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods); (7) one-time fees, charges and expenses paid by Borrower in connection with the transactions consummated by Borrower on the date hereof that are paid or otherwise accounted for within ONE HUNDRED EIGHTY (180) days of the Closing Date in an amount not to exceed ONE MILLION SEVEN HUNDRED THIRTY-FIVE THOUSAND SIX HUNDRED TEN AND NO/100 DOLLARS ($1,735,610.00) in the aggregate; (8) actual cash losses arising from stores that Borrower has operated less than twelve (12) months at the time of determination not to exceed an aggregate amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per annum; (9) one-time, nonrecurring charges paid in cash not to exceed SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($650,000.00) in the aggregate per annum; and (10) management fees not to exceed FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum (provided that if any portion of such FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum is not paid during any fiscal year, then, in subsequent fiscal years, such management fee may be increased by such unpaid portion until paid) in any fiscal year; in each case for such period determined and consolidated in accordance with GAAP.

“Eligible Accounts” shall mean at any time all trade accounts receivable of Borrower for goods sold or leased or services rendered, in which Lender has a perfected, first-priority Lien or security interest, after deducting:

(a)                 the amount of all accounts receivable unpaid for NINETY (90) days or more after the date of the original invoice;

(b)                all such accounts for which TWENTY-FIVE PERCENT (25.00%) or more of the outstanding aggregate balance owed by any account debtor is unpaid for NINETY (90) days or more from the date of the original invoice;

(c)                 the amount owed by any account debtor that exceeds TWENTY-FIVE PERCENT (25.00%) of all Eligible Accounts of Borrower;

(d)                all contra-accounts, setoffs, defenses or counterclaims asserted by or available to the Persons obligated on such accounts;

(e)                 accounts receivable of the United States or any agency or department thereof for which Borrower has not complied with the Federal Assignment of Claims Act;

(f)                  all accounts owed by account debtors which are bill and hold, pre-bill, “short” pay, customer deposit, credit card, cash-on-delivery, percent completion or progress billing;

(g)                all accounts arising from bonded jobs or brokered accounts;

(h)                all accounts owing by officers or employees of Borrower or by Subsidiaries or by any other Person in which Borrower or any holder of Stock in Borrower may have an equity interest in;

(i)                  all accounts owing by individuals;

(j)                  the amount of all discounts, allowances, rebates, retainage, credits and adjustments to such accounts;

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(k)                 all accounts owed by an account debtor that is organized or has its principal offices or assets outside the United States, unless payment of such account is secured by an irrevocable letter of credit, in form and substance satisfactory to Lender and issued by a financial institution acceptable to Lender, in each case in Lender’s sole discretion, payable in Dollars in the full face amount of such account, and Lender has control (as defined by Section 9.107 of the UCC) of all letter of credit rights associated with such letter of credit; and

(1)                all accounts owed by account debtors which are insolvent or in any bankruptcy proceeding which Lender, in its sole discretion, deems not acceptable.

Eligible Accounts shall not include any account which Lender deems, in its reasonable discretion, not to be an Eligible Account.

“Eligible Inventory” shall mean all of Borrower’s Inventory which is finished goods and in which Lender has a perfected, first-priority Lien or security interest. Eligible Inventory shall not include, without limitation, Inventory:

(a)                 in which Lender does not have a perfected, first-priority Lien or security interest;

(b)                consigned to or from third parties;

(c)                 that is slow-moving, obsolete, unserviceable, damaged or spoiled;

(d)                accounted for on the books of Borrower as burden or overhead;

(e)                 comprised of packaging and shipping supplies, materials, boxes or containers;

(f)                  that is damaged or defective;

(g)                located on premises not owned by Borrower, unless Lender shall have received a Collateral Access Agreement with respect thereto, executed by the mortgagee, lessor or contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and such Collateral Access Agreement shall remain in full force and effect;

(h)                located outside of the continental United States; or

(i)                  that is a sample item or is in-transit, other than Inventory that is in-transit on the Closing Date and is delivered to Borrower within THIRTY (30) days after the Closing Date.

Eligible Inventory shall not include any Inventory which Lender deems, in its reasonable discretion, not to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean the occurrence of any of the events specified in Section 6.01 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Excluded Accounts” means, collectively, (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, and (C) zero balance accounts.

“Financial Statements” shall mean the consolidated and consolidating financial statement or statements of Borrower and its Subsidiaries, if any, of the type delivered under Section 3.06. Section 4.01(a) or Section 4.01(b) hereof.

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“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) EBITDA of Borrower minus unfinanced cash capitalized expenses during such period, to (b) scheduled payments of principal and cash interest expense of Borrower on all Debt plus cash tax expense, rent expenses, and cash Distributions during such period. Unless otherwise indicated, the Fixed Charge Coverage Ratio shall be measured: (a) for each month through SEPTEMBER 30, 2017, the period measured from NOVEMBER 1, 2016 until such month-ending date, and (b) for the month ending OCTOBER 31, 2017 and each month-ending thereafter, the TWELVE (12) month period ending on the applicable date.

“GAAP” shall mean Generally Accepted Accounting Principles in effect in the United States applied on a consistent basis.

“Guarantors” shall mean (individually and collectively) any Person that at any time executes a Guaranty Agreement.

“Guaranty Agreement” shall mean all Guaranty Agreements executed by Guarantors in favor of Lender (as the same may be amended, modified, supplemented or restated from time to time). As of the Closing Date, there are no Guaranty Agreements.

“Holdings” shall mean VINTAGE STOCK AFFILIATED HOLDINGS, LLC, a Nevada limited liability company.

“Indebtedness” shall mean any and all amounts owing or to be owing by Borrower and each other Loan Party to Lender in connection with the Notes, any Letter of Credit, the Security Instruments, this Agreement, and other liabilities or obligations of Borrower and each other Loan Party to Lender from time to time existing, including, without limitation, any liabilities of Borrower and each other Loan Party to Lender arising in connection with any Lender Products or any guaranties of indebtedness and obligations acquired from third Persons, whether in connection with this or other transactions, and all amounts owing or to be owing by Borrower to any agent bank of Lender pursuant to any letter of credit agreement, overdraft agreement or other agreement or financial accommodation.

“Intercreditor Agreement” is defined in Section 8.31.

“Inventory” shall mean any goods held by Borrower for sale in the ordinary course of Borrower’s business which includes goods purchased for resale.

“Inventory Advance Amount” shall mean: (a) from the Closing Date through DECEMBER 31, 2016, NINETY-FIVE PERCENT (95.00%) of the NOLV of Eligible Inventory, (b) from JANUARY 1 through SEPTEMBER 30 of 2017 and each year thereafter, NINETY PERCENT (90.00%) of the NOLV of Eligible Inventory, and (c) from OCTOBER 1 through DECEMBER 31 of 2017 and each year thereafter, NINETY-TWO AND ONE-HALF PERCENT (92.50%) of the NOLV of Eligible Inventory.

“LC Amount” means, as of any date, the aggregate face amount of all issued but undrawn Letters of Credit as of such date.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to Borrower or any other Loan Party by Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Letter of Credit” means a standby or commercial letter of credit issued or arranged by Lender for the account of Borrower in accordance with the terms of this Agreement and Lender’s or the issuer’s applications and agreements for letters of credit.

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“LIBOR Rate” means the one month LIBOR rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars that appears on Thomson Reuters British Bankers Association LIBOR Rates Page (or the successor thereto) as of 11:00 a.m., London, England time, on the applicable determination date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, the LIBOR Rate shall be determined by Lender to be the offered rate on such other screen or service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such LIBOR Interest Period) as of 11:00 a.m. on the applicable determination date. If the rates referenced in the two preceding sentences are not available, the LIBOR Rate will be determined by an alternate method reasonably selected by Lender in its reasonable discretion. The LIBOR Rate shall be adjusted from time to time in Lender’s reasonable discretion for then applicable reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs. Notwithstanding anything contained herein to the contrary, in no event shall the LIBOR Rate ever be lower than ZERO for the purposes hereof.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, security agreement, deed of trust, assignment, collateral mortgage, chattel mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment, bailment for security purposes or certificate of title lien. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, Borrower or any Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan Party” shall mean Borrower and each other person that is a party to a Guaranty Agreement or Security Instrument.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of Lender under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of this Agreement.

“Maximum Nonusurious Interest Rate” shall mean the maximum nonusurious interest rate allowable under applicable United States federal law and under the laws of the State of Texas as presently in effect and, to the extent allowed by such laws, as such laws may be amended from time to time to increase such rate.

“Maximum Revolving Facility” shall mean TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00).

“Net Cash Proceeds” shall mean:

(ii)                                        with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i)the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting, advisory and investment banking fees), taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the Property subject to such Asset Disposition, and (iv) any reserve established in accordance with GAAP; provided that, such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve;

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(a)                 with respect to any issuance of Stock, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions and legal, accounting, advisory and investment banking fees); and

(b)                with respect to any issuance of Debt securities, other than Debt securities permitted pursuant to Section 5.01, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees and legal, accounting, advisory and investment banking fees).

“Net Income” means, for any period, Borrower’s before-tax net income for such period, decreased by the sum of any extraordinary, non-operating or non-cash income recorded by Borrower during such period, all as determined in accordance with GAAP.

“NOLV” shall mean the amount realizable upon an orderly liquidation of an asset, net of direct transaction costs and expenses as determined by an appraiser selected by Lender in its sole discretion pursuant to an appraisal acceptable to Lender in its sole discretion. It is contemplated that such an appraisal may establish the NOLV on a monthly or other regularly scheduled basis.

“Notes” means (whether one or more) each of the Revolving Credit Note and any other promissory note executed by Borrower and payable to the order of Lender.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, trustee, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean any Plan subject to Title IV of ERISA and maintained by Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of its employees.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean all real property owned by Borrower.

“Revolving Credit Note” shall mean the promissory note (whether one or more) of Borrower described in Section 2.01(a) hereof, together with all renewals, extensions, modifications and rearrangements thereof.

“Security Instruments” shall mean this Agreement, the Note, the Security Agreement, any Guaranty Agreement, and any and all other agreements or instruments now or hereafter executed and delivered by Borrower, any Subsidiary or any other Person (other than solely by Lender and/or any bank or creditor participating in the benefits of the loans evidenced by the Notes or any collateral or security therefor) in connection with, or as security for the payment or performance of, the Notes or this Agreement (as the same may be amended, modified, supplemented or restated from time to time).

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“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, including common stock, preferred stock and any other “equity security” (as defined in Rule 3al 1-1 of the General Rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordinated Debt” shall mean the Debt, obligations and liabilities of Borrower listed on Schedule 1.01 (which Schedule may be updated from time to time), which is subordinated in right of payment to payment of the

Indebtedness upon terms and conditions and pursuant to documentation satisfactory to Lender, in its reasonable discretion.

“Subsidiary” shall mean any corporation or other entity of which more than FIFTY PERCENT (50.00%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by Borrower and/or one or more of its Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Loan” shall mean the loans made in connection with the Term Loan Agreement.

“Term Loan Agreement” shall mean that certain TERM LOAN AGREEMENT, of even date herewith, among Borrower, Holdings, the subsidiaries of Borrower and Holdings party thereto, the lenders party thereto, WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (“Term Agent”), and CAPITALA GROUP, LLC, as lead arranger, without giving effect to any modification or amendment thereto.

“USA Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended, restated or modified and in effect from time to time.

“Vintage Stock Acquisition Agreement” means that certain STOCK PURCHASE AGREEMENT dated on or about the Closing Date, among Borrower, Holdings, the holders of all of the outstanding capital stock of Borrower, and Rodney Spriggs.

All words and phrases used herein shall have the meaning specified in the Texas Business and Commerce Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof’, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

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Section 1.02 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding anything herein to the contrary, for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur hereafter.

ARTICLE II

AMOUNT AND TERMS OF LOANS

Section 2.01 The Loans and Commitment. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement and the other Security Instruments, Lender may make the following loans to Borrower:

(a)                 Revolving Credit Loans.

(i)                  From the Closing Date through the Drawdown Termination Date, Lender will make revolving credit loans to Borrower from time to time on any Business Day in such amounts as Borrower may request up to the maximum amount hereinafter stated, and Borrower may make prepayments (as permitted or required in Sections 2.07 and 2.08 hereof), and reborrowings, in respect thereof; provided, however, that the aggregate principal amount of all such revolving credit loans (also referred to herein as “Revolving Advances”) at any one time outstanding shall not exceed the Borrowing Base.

(ii)                To evidence the Revolving Advances made by Lender pursuant to this Section, Borrower will issue, execute and deliver the Revolving Credit Note which shall be payable on the Drawdown Termination Date and secured by all of the Collateral.

(iii)              Interest on the Revolving Credit Note shall accrue and be payable as provided in Section 2.02 hereof.

(b)                Letters of Credit.

(i)                  Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender may in its sole discretion provide or arrange for Letters of Credit, for the account of Borrower, containing terms and conditions acceptable to Lender and the issuer thereof, up to an amount determined by Lender in its sole discretion. Any payments made by Lender to any issuer or beneficiary of a Letter of Credit and/or related parties in connection with a Letter of Credit shall constitute additional Revolving Advances to Borrower pursuant to this Section.

(ii)                In addition to any customary charges, fees or expenses charged by any bank or issuer in connection with any Letter of Credit, Borrower shall pay to Lender a letter of credit fee at a rate equal to TWO AND THREE-QUARTERS PERCENT (2.75%) per annum on the daily outstanding face amount of all Letters of Credit for the immediately preceding month; provided that for: (A) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all obligations of Borrower hereunder (notwithstanding entry of a judgment against Borrower), and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender, such letter of credit fee shall increase to FOUR AND THREE- QUARTERS PERCENT (4.75%) per annum on such daily outstanding face amount. Such letter of credit fee shall be calculated on the basis of a THREE HUNDRED SIXTY (360) day year and actual days elapsed and the obligation of Borrower to pay such shall survive the termination or non-renewal of this Agreement.

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(iii)              No Letter of Credit shall be available unless on the date of the proposed issuance of such Letter of Credit the Revolving Advances available to Borrower (subject to the Borrowing Base and Maximum Revolving Facility limitations) are equal to or greater than the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit, a reserve against the Borrowing Base shall be established in an amount equal to such Letter of Credit and all other commitments and obligations made or incurred by Lender with respect thereto.

(iv)               Each Letter of Credit shall have an expiry date on or before the date that is FOURTEEN (14) days prior to the Drawdown Termination Date.

(v)                Upon (A) the Drawdown Termination Date, or (B) the existence or the occurrence and continuance of an Event of Default, and at Lender’s request, Borrower will furnish cash collateral in an amount equal to the then-applicable LC Amount to secure the reimbursement obligations of Borrower in connection with any Letter of Credit then outstanding.

(vi)              Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit; provided, however, that such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, damages, liabilities, costs or expenses resulted from the Lender’s gross negligence or willful misconduct, IT BEING EXPRESSLY UNDERSTOOD AND AGREED THAT SUCH INDEMNITY SHALL EXTEND TO AND COVER LENDER’S NEGLIGENCE. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit. The provisions of this Section shall survive the payment of obligations of Borrower hereunder and the termination of this Agreement.

(vii)            Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit. Borrower shall be bound by any interpretation made by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (A) at any time an Event of Default has occurred and is continuing, (1) approve or resolve any questions on non- compliance of documents or (2) give any instructions as to acceptance or rejection of any documents or goods, and (B) at all times, (1) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take any such actions either in its own name or in Borrower’s name.

(viii)       Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

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(ix)       If as a result of any regulatory change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the Lender’s commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by the Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Lender, the Borrower agrees to pay the Lender, from time to time as specified by the Lender, such additional amounts as shall be sufficient to compensate the Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Lender, submitted by the Lender to the Borrower, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 2.02 Interest Rates.

(a)                 The Revolving Credit Note shall bear interest from the date thereof until maturity at a varying rate of interest which is the LIBOR Rate plus TWO AND THREE-QUARTERS PERCENT (2.75%), as the same may change from time to time, calculated on the last day of each month (but in no event to exceed the Maximum Nonusurious Interest Rate) (the “Revolving Credit Note Rate”).

(b)                Upon the occurrence of a Default or an Event of Default, and continuing until Lender waives in writing such Default or Event of Default, as the case may be, the principal and past due interest (to the extent permitted by law) in respect of the Notes shall bear interest at a rate which is FOUR PERCENT (4.00%) per annum in excess of the rate set forth in Section 2.02(a) hereinabove but in no event to exceed the Maximum Nonusurious Interest Rate) irrespective of whether the Indebtedness has been accelerated.

(c)                 Interest calculations are subject to certain recapture provisions set forth in the Notes.

(d)                Interest charges shall be paid monthly in arrears on the FIRST (1st) day of each calendar month.

Section 2.03 Notice and Manner of Revolving Credit Borrowing.

(a) The amount and date of each Revolving Advance shall be made as set forth in this Section. Revolving Advances under the Revolving Credit Note may be made by Lender (i) pursuant to the terms of any written agreement executed in connection herewith between Borrower and Lender, or (ii) at the oral or written request of Borrower or of any officer or agent of Borrower designated by or acting under the authority of resolutions of the board of directors, board of managers or other governing body, as applicable of Borrower, a duly certified or executed copy of which shall be furnished to Lender, until written notice of the revocation of such authority is received by Lender. Borrower covenants and agrees to furnish to Lender written confirmation of any such oral request within FIVE (5) days of the resulting Revolving Advance, but any such Revolving Advance shall be deemed to be made under and entitled to the benefits of the Revolving Credit Note, irrespective of any failure by Borrower to furnish such written confirmation. Any Revolving Advance shall be conclusively presumed to have been made under the terms of the Revolving Credit Note, to or for the benefit of Borrower when made pursuant to the terms of any written agreement executed in connection therewith between Borrower and Lender, or in accordance with such requests and directions, or when said Revolving Advances are deposited to the credit of the account of Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account, or may have requested a Revolving Advance.

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(b) Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any instruction, request, notice or other communication with respect to Revolving Advances or similar notices believed by Lender to be genuine. Lender may assume that each Person executing and delivering such an instruction, request or notice was duly authorized.

Section 2.04 Limitation. Lender shall have no obligation to make Revolving Advances hereunder to the extent such Revolving Advance would cause the outstanding principal balance of the Revolving Credit Note to exceed the Borrowing Base. If at any time the sum of the aggregate principal amount of the Revolving Advances outstanding hereunder exceeds the Borrowing Base, such amount shall be deemed an “Overadvance.” Borrower shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender. Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Revolving Advance and shall bear interest at the rate as set forth in the Revolving Credit Note and be secured by any Lien granted under the Security Instruments.

Section 2.05 Application of Cash Sums. All cash sums paid to and received by Lender on account of any Collateral (a) shall be promptly applied by Lender on the Indebtedness whether or not such Indebtedness shall have, by its terms, matured, such application to be made to principal or interest or expenses as Lender may elect, or (b) prior to the happening of any Default or Event of Default, at the option of Lender, shall be released to Borrower for use in Borrower’s business.

Section 2.06 Computation. All payments of interest shall be computed on the per annum basis of a year of THREE HUNDRED SIXTY (360) days and for the actual number of days (including the first but excluding the last day) elapsed.

Section 2.07 Voluntary Prepayments and Reborrowings. The unpaid principal balance of the Notes at any time shall be the total amounts loaned or advanced thereunder by Lender, less the amount of payments or prepayments of principal made thereon by or for the account of Borrower. It is contemplated that by reason of prepayments thereon there may be times when no Indebtedness is owing thereunder; but notwithstanding such occurrences, the Notes and Security Instruments shall remain valid and be in full force and effect as to loans or advances made pursuant to and under the terms of the Notes subsequent to each such occurrence. All loans or advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Lender, or any subsequent holder, maintaining in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower resulting from all loans or advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder, in which event, in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of Borrower therein recorded (absent manifest error).

Section 2.08 Mandatory Prepayments. Subject to the terms of the Intercreditor Agreement, Borrower shall make a prepayment of the Notes upon the occurrence of any of the following, at the following times and in the following amounts:

(a)                 If at any time the outstanding principal balance under the Revolving Credit Note plus the LC Amount exceeds the Borrowing Base, then Borrower shall immediately prepay the amount of such excess for application towards reduction of the outstanding principal balance of the Revolving Credit Note. Said prepayment shall be without premium or penalty, and shall be made together with the payment of accrued interest on the amount prepaid.

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(b)                 Except as provided in Section 5.05. concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to ONE HUNDRED PERCENT (100.00%) of such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied, at the election of Borrower (as notified by Borrower to Lender in writing on or prior to the date of such Asset Disposition) to the extent such Loan Party reinvests all or any portion of such Net Cash Proceeds in like operating assets within ONE HUNDRED EIGHTY (180) days after the receipt of such Net Cash Proceeds; provided that. if such Net Cash Proceeds shall have not been so reinvested shall be immediately applied to prepay the Loans.

(c)                 Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Stock of any Loan Party (excluding (x) any issuance of Stock pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Loan Party to any other Loan Party), in an amount equal to ONE HUNDRED PERCENT (100.00%) of such Net Cash Proceeds.

(d)                 Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt securities after the Closing Date of any Loan Party, in an amount equal to ONE HUNDRED PERCENT (100.00%) of such Net Cash Proceeds.

(e)                 Concurrently with the receipt by any Loan Party of any insurance proceeds or condemnation proceeds, in an amount equal to ONE HUNDRED PERCENT (100.00%) of such insurance proceeds or condemnation proceeds.

Section 2.09 Cross-collateralization and Default. The Security Instruments, including this Agreement, the Notes and any other instrument given in connection with, or as security for, any Indebtedness of Borrower or any Subsidiary, shall serve as security one for the other, and an event of default under the Notes, this Agreement or any such instrument shall constitute an event of default under all such other instruments.

Section 2.10 Reserved.

Section 2.11 Operating Accounts. Attached hereto as Schedule 2.11 is a listing of all present operating accounts which are checking or other demand daily depository accounts maintained by Borrower (the “Operating Accounts”) together with the address of the depository, the account number(s) maintained with such depository, and a contact person at such depository. To induce Lender to establish the interest rates provided for in the Notes and in order to enable Lender to more fully monitor Borrower’s financial condition, Borrower will use Lender as its depository bank for the maintenance of business, cash management, operating and administrative accounts. During the term of this Agreement, with respect to each depository institution other than Lender holding Borrower’s depository accounts, Borrower shall: (a) cause such depository institution to deliver an agreement in form and substance reasonably acceptable to Lender pursuant to which Lender obtains control of such depository accounts, or (b) with respect to any deposit account not covered by clause (a) immediately preceding, not permit more than TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) to remain in any single deposit account with such institution at any time or FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) to remain in all such deposit accounts with such institution at any time; provided that this limitation shall not apply to the deposit account(s) covered by the Arvest DACA. Borrower shall exercise good faith in clause (a) immediately preceding. Within ONE HUNDRED TWENTY (120) days after the Closing Date, Borrower shall cause its primary operating account to be held with Lender. So long as any deposit accounts are held at ARVEST BANK, Borrower shall cause the Arvest DACA to remain in full force and effect over such accounts.

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Section 2.12 Cash Collateral Blocked Accounts. Borrower and Lender shall establish with banks acceptable to Lender certain lockboxes and blocked accounts (collectively “Blocked Accounts”) as set forth on Schedule 2,12 attached hereto, for the benefit of Lender, for the deposit of all receipts and collections in accordance with Section 2,13 hereof, pursuant to executed blocked account agreements in form and substance satisfactory to Lender, in its sole discretion. All receipts and collections deposited in such Blocked Accounts shall be pledged to Lender and forwarded on a daily basis to an account held by Lender. Proceeds received from such Blocked Accounts shall be applied against any Indebtedness owing by Borrower to Lender and shall be applied in accordance with Section 2.05 hereof. Only Lender shall have the right to direct withdrawals from such Blocked Accounts. Borrower shall pay all fees and charges as may be required by any depository in which such Blocked Accounts are opened. Borrower shall within NINETY (90) days of the execution of this Agreement, provide Lender with the duly executed blocked account agreements related to such Blocked Accounts. Within ONE HUNDRED TWENTY (120) days after the Closing Date, Borrower will close any lockboxes and Blocked Accounts existing prior to the Closing Date and provide forwarding instructions to the relevant Blocked Accounts. Borrower covenants and agrees to notify all of its customers and account debtors in writing on or before such date directing such customers and account debtors to forward all current and future remittances and/or payments owed to Borrower to the Blocked Account set forth on Schedule 2.12.

Section 2.13 Collection of Accounts.

(a) All receipts of cash, cash equivalents, checks, credit card receipts, drafts, instruments, and other items of payment arising out of the sale of inventory or other Property of Borrower or the creation of accounts receivable, including without limitation, insurance proceeds and tax refunds (referred to as “Receipts”), and all Property of Borrower in which Lender has a security interest or Lien, shall be deposited daily into one or more of the Blocked Accounts, and shall be held in trust by Borrower for Lender until so deposited.

(b) In the event, notwithstanding the provisions of this Section, Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Property of Borrower in which Lender has a security interest or Lien, such Receipts, proceeds, and collections shall be held in trust by Borrower for Lender and shall not be commingled with any of Borrower’s other funds or deposited in any account of Borrower other than a Blocked Account.

Section 2.14 Collateral Management Fee. Borrower shall pay to Lender on the Closing Date and on each annual anniversary thereof during the term of this Agreement and any extensions of the term of this Agreement, an annual collateral management fee equal to TEN THOUSAND AND NO/lOO DOLLARS ($10,000.00) (the “Collateral Management Fee”), which fee shall be compensation for certain services provided by Lender and (to the maximum extent permitted by applicable law) shall not be deemed interest.

Section 2.15 Unused Line Fee. If the average outstanding daily principal balance of Revolving Advances plus the LC Amount (the “Line Usage”) shall be less than the Maximum Revolving Facility in any calendar quarter, Borrower shall pay to Lender on the FIRST (1st) day of the next succeeding calendar quarter a fee (the “Unused Line Fee”) equal to (a) ONE HALF OF ONE PERCENT (0.50%) if the Line Usage shall be less than FIFTY PERCENT (50.00%) of the Maximum Revolving Facility, and (b) ONE QUARTER OF ONE PERCENT (0.25%) if the Line Usage shall be equal or greater than FIFTY PERCENT (50.00%) of the Maximum Revolving Facility. The Unused Line Fee shall be calculated on the basis of a THREE HUNDRED SIXTY (360) day year for the actual number of days elapsed and shall be payable for the entire term of this Agreement, including all renewal terms, or for so long as any of the Indebtedness is outstanding.

Section 2.16 Closing Fee. Borrower shall pay to Lender on the Closing Date a fee in the amount of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00) (the “Closing Fee”) with respect to the Revolving Credit Note, and (to the maximum extent permitted by applicable law) such fee shall not be deemed interest.

Section 2.17 Delinquency Charge. To the extent permitted by law, a delinquency charge will be imposed in an amount not to exceed FIVE PERCENT (5.00%) of any installment under the Notes that is more than TEN (10) days late.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower represents and warrants to Lender (which representations and warranties will survive the delivery of the Notes and the making of the loans thereunder) and upon each request for a loan represents and warrants to Lender that:

Section 3.01 Existence. Borrower is duly organized, legally existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign entity in all jurisdictions wherein (a) it maintains a place of business, (b) the Collateral is located, or (c) Borrower’s obligations that give rise to any part of the Collateral are to be performed, except, in each case, where such failure would not have a Material Adverse Effect on Borrower. As of the Closing Date, neither Borrower nor any Loan Party has been known as or used any fictitious or trade names except those listed on Schedule 3.01 attached hereto. Except as set forth on Schedule 3.01. as of the Closing Date, neither Borrower nor any of its Subsidiaries has been the survivor of a merger or consolidation or acquired all or substantially all of the assets of any Person. As of the Closing Date, the chief executive offices of Borrower and Borrower’s records concerning its accounts receivable are located only at the address set forth on Schedule 3.01 and its only other places of business and the only other locations of Collateral (together with the owners and/or operators thereof), if any, are the addresses set forth on Schedule 3.01 subject to the right of Borrower to establish new locations in accordance with the terms of this Agreement.

Section 3.02 Power and Authorization. Borrower is duly authorized and empowered to create, execute and issue the Notes; and Borrower and each Loan Party are duly authorized and empowered to execute, deliver and perform this Agreement and the other Security Instruments to which it is a party; and all action on Borrower’s or any Loan Party’s part requisite for the due creation and issuance of the Notes and for the due execution, delivery and performance of the Security Instruments, including this Agreement, to which Borrower or any Loan Party is a party has been duly and effectively taken. The board of directors, board of managers or other governing body, as applicable, of Borrower acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to valid and unanimous consent, has determined (a) that entry into and performance of this Agreement and each of the other documents to which Borrower is a party, directly or indirectly benefits Borrower and (b) that adequate and fair consideration and reasonably equivalent value has been received by Borrower to execute and perform this Agreement and each of the other documents to which it is a party.

Section 3.03 Binding Obligations. This Agreement does constitute, and the Notes and other Security Instruments to which Borrower or any Loan Party is a party upon their creation, issuance, execution and delivery will constitute, valid and binding obligations of Borrower or such Loan Party, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

Section 3.04 No Legal Bar or Resultant Lien. The Notes, this Agreement and the other Security Instruments to which Borrower or any Loan Party is a party, do not and will not violate any provisions of the articles or certificates of incorporation, formation or limited partnership (or analogous constituent documents) of Borrower or any Loan Party, or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Loan Party is subject, or result in the creation or imposition of any Lien upon any Properties of Borrower or any Loan Party, other than those contemplated by this Agreement.

Section 3.05 No Consent. The execution, delivery and performance of the Notes, this Agreement and the other Security Instruments to which Borrower or any Loan Party is party does not require the consent or approval of any other Person, including, without limitation, any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

Section 3.06 Financial Condition. The unaudited, consolidated and consolidating financial statements of Borrower and its Subsidiaries, dated AUGUST 31, 2016, which have been delivered to Lender, are complete and correct, have been prepared from the books and records of Borrower in accordance with GAAP, consistently applied, and fully and accurately reflect the financial condition and results of the operations of Borrower and its Subsidiaries as at the date or dates and for the period or periods stated. No material adverse change, either in any case or in the aggregate, has since occurred in the business, profits, Properties, operations or condition, financial or otherwise, of Borrower or any other Loan Party, except as disclosed to Lender in writing.

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Section 3.07 Investments and Guaranties. Neither Borrower nor any Subsidiary has made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the Financial Statements.

Section 3.08 Ownership. As of the Closing Date, the authorized capital Stock of Borrower, and the number and ownership of all outstanding capital Stock of Borrower is as set forth on Schedule 3.08 attached hereto. As of the Closing Date, there are no outstanding subscriptions, warrants, options, calls, commitments, convertible securities or other agreements to which Borrower is a party or by which it is bound, calling for the issuance of any capital Stock or securities convertible into capital Stock of Borrower or any Subsidiary, except as disclosed on Schedule 3.08.

Section 3.09 Liabilities. For those periods identified in the Financial Statements, except for liabilities (a) incurred in the normal course of business, (b) described in the Financial Statements or (c) that are not required by GAAP to be disclosed in the Financial Statements, neither Borrower nor any Subsidiary has liabilities, direct or contingent, owing to any Person other than Lender. Except as described in the Financial Statements, or as otherwise disclosed to Lender in writing, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance and which would have a Material Adverse Effect.

Section 3.10 Taxes: Governmental Charges. Borrower and each Subsidiary has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it, except to the extent that any such tax, assessment, fee or other governmental charge is being contested by Borrower or a Subsidiary pursuant to appropriate proceedings diligently conducted and if Borrower or any Subsidiary has set up reserves therefor adequate under GAAP.

Section 3.11 Title. Borrower and each Subsidiary has good and indefeasible title to its respective Properties, free and clear of all Liens, except for Permitted Liens.

Section 3.12 Defaults. Neither Borrower nor any Subsidiary is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound (subject to any applicable cure periods or waivers thereof), except as disclosed to Lender in writing. As of the date hereof, no Default or Event of Default hereunder has occurred and is continuing.

Section 3.13 Use of Proceeds; Margin Stock. The proceeds of the Notes will be used by Borrower (a) to repay existing Debt on the Closing Date and to repay all amounts arising pursuant to the Term Loan Agreement (including, without limitation, principal, interest and premiums), (b) for fees and expenses incurred in connection with the consummation of this Agreement and the transactions contemplated thereby and (c) as working capital for Borrower’s business. None of such proceeds will be used for, and neither Borrower nor any Loan Party are engaged in the business of, extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. No part of the proceeds of the loans evidenced by the Notes will be used for any purpose which violates Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 224). All loans evidenced by the Notes are and shall be “business loans” as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used and defined in Texas Revised Civil Statutes Annotated, Title 4 of the Finance Code, Chapter 346. Neither Borrower nor any Loan Party nor any Person acting on behalf of Borrower or any Loan Party has taken or will take any action which might cause the Notes or any of the Security Instruments, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

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Section 3.14 Compliance with the Law. Neither Borrower nor any Loan Party:

(a)                 is in violation of any law, ordinance, or governmental rule or regulation to which Borrower or any Subsidiary or any of their respective Properties are subject, including but not limited to, those laws, ordinances and governmental rules and regulations regarding employee wages and overtime, except for any violation that would not have a Material Adverse Effect;

(b)                has failed to obtain any license, certificate, permit, franchise or other governmental authorization necessary for the operation of its businesses, except for any failure that would not have a Material Adverse Effect; or

(c)                 has failed to obtain any other license, certificate, permit, franchise or other governmental authorization necessary to the ownership of any of their respective Properties or the conduct of their respective businesses; which violation or failure would have a Material Adverse Effect.

Section 3.15 ERISA. Borrower and each Loan Party is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of Borrower or any Loan Party.

Section 3.16 Subsidiaries. A list of all the existing Subsidiaries of Borrower is provided on Schedule 3.16 attached hereto and incorporated by reference.

Section 3.17 Direct Benefit From Loans. Borrower has received or, upon the execution and funding thereof, will receive (a) direct benefit from the making and execution of this Agreement and the other documents to which it is a party, and (b) fair and independent consideration for the entry into, and performance of, this Agreement and the other documents to which it is a party.

Section 3.18 RICO. Neither Borrower nor any Subsidiary is in violation of any laws, statutes or regulations, including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970, as amended (“RICO”), which contain provisions which could potentially override Lender’s security interest in the Collateral.

Section 3.19 Leases and Collateral Access Agreements.

(a)                 Borrower and/or its Subsidiaries are parties to certain lease agreements pertaining to real property upon which Borrower or a Subsidiary of Borrower operates its business and certain material personal property leases (each individually, a “Lease” and collectively, the “Leases”). Schedule 3.19 attached hereto sets forth the present landlord(s) of the Property associated with each real estate Lease, the expiration date of the respective Lease, and any renewal notice period of each such Lease. Schedule 3.19 is complete and correct and fully and accurately describes all real estate Leases to which Borrower and/or any other Loan Party is a party.

(b)                If Borrower’s or any other Loan Party’s Inventory is in the possession or control of any Person other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by Lender, Borrower shall notify such Person of Lender’s security interest therein and, upon request by Lender, instruct such Person to execute a Collateral Access Agreement or otherwise acknowledge in writing its agreement to hold all such Inventory for the benefit of the Lender and subject to Lender’s instructions. If so requested by Lender, Borrower and such other Loan Parties (as promptly as possible after requested by Lender but in any event within FIVE (5) Business Days after any such request is made) will deliver (i) to Lender warehouse receipts covering any of Borrower’s or such Subsidiary’s Inventory located in warehouses showing Lender as the beneficiary thereof and (ii) to the warehouseman such agreements relating to the release of warehouse Inventory as Lender may reasonably request. Schedule 3.19 attached hereto sets forth the present warehouseman, bailees, or other Person in possession or control of Inventory of the Borrower or any other Loan Party as of the Closing Date.

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Section 3.20 Patents, Trademarks, Copyrights and Licenses. Each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present conduct of its business without any known conflict with the rights of others. As of the Closing Date, all such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 3.20 attached hereto.

Section 3.21 Priority of Liens. The security interests and Liens granted to Lender under this Agreement and the other Security Instruments constitute valid and perfected first-priority Liens and security interests in and upon the Collateral, subject only to Permitted Liens.

Section 3.22 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement, the Notes and the Security Instruments shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower’s or its Subsidiaries’ business or operations that would render the information in this Agreement, the Notes or the Security Instruments, or any exhibit attached hereto or thereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement, and except for such representations and warranties that by their nature are limited only to a specific date.

Section 3.23 Patriot Act. Neither Borrower nor any other Loan Party is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits Lender from making any advance or extension of credit to Borrower or any other Loan Party or from otherwise conducting business with Borrower or any other Loan Party.

Section 3.24 Vintage Stock Acquisition Agreement. Borrower has delivered to Lender a complete and correct copy of the Vintage Stock Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications and assignments thereof and, to the extent reasonably requested by Lender, all other material documents delivered pursuant thereto or in connection therewith). As of the Closing Date, neither Holdings nor Borrower is in default in any material respect in the performance or compliance with any provisions thereof. The Vintage Stock Acquisition Agreement is in full force and effect as of the Closing Date, and it has not been terminated, rescinded or withdrawn. All requisite material approvals by Governmental Authorities having jurisdiction over each of the parties to the Vintage Stock Acquisition Agreement, with respect to the transactions contemplated thereby, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Vintage Stock Acquisition Agreement or to the conduct by Borrower of its business thereafter which have not been satisfied or fulfilled or will be as of the Closing Date. As of the Closing Date, each of the representations and warranties given by any Loan Party in the Vintage Stock Acquisition Agreement is true and correct in all material respects. As of the Closing Date, each of the representations and warranties given by any Person (other than a Loan Party) in the Vintage Stock Acquisition Agreement is, to the knowledge of Holdings and Borrower, true and correct in all material respects. Other than with respect to those required to be given by landlords of facilities leased by Borrower, all consents and approvals to the consummation of the transactions contemplated by the Vintage Stock Acquisition Agreement or to the conduct by any Borrower of its business thereafter which have not been satisfied or fulfilled or will be as of the Closing Date, other than those consents and approvals with respect to which the failure to obtain could be not reasonably be expected to have a Material Adverse Effect.

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ARTICLE IV

AFFIRMATIVE COVENANTS

Without the prior written consent of Lender, Borrower will at all times comply with the covenants contained in this Article IV from the Closing Date and for so long as any part of the Indebtedness or the Commitment is outstanding.

Section 4.01 Financial Statements and Reports. Borrower and all Subsidiaries will promptly furnish to Lender from time to time upon request such information regarding the business and affairs and financial condition of Borrower and all its Subsidiaries as Lender may reasonably request, and will furnish to Lender:

(a)                 Annual Financial Statements. As soon as available and in any event within ONE HUNDRED TWENTY (120) days after the close of each fiscal year of Borrower, audited Financial Statements of Borrower and its Subsidiaries, consisting of the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such year and the consolidated operating statements of Borrower and its Subsidiaries, as at the end of such year (showing income, expenses and surplus), setting forth in each case in comparative form figures for the previous fiscal year, all prepared in accordance with GAAP, consistently applied, and in a manner acceptable to Lender and certified by a nationally recognized independent public accounting firm acceptable to Lender.

(b)                 Monthly Financial Statements. As soon as available and in any event within THIRTY (30) days after the end of each calendar month, the consolidated (i) balance sheets of Borrower and its Subsidiaries, at the end of such month, (ii) cash flow statements of Borrower and its Subsidiaries, and (iii) operating statements of Borrower and its Subsidiaries, for such month (showing income, expenses and surplus for such month and for the period from the beginning of the fiscal year to the end of such month), each prepared in accordance with GAAP, consistently applied, and in a manner acceptable to Lender and certified by the chief financial officer or treasurer of Borrower.

(c)                 Projections. Not earlier than THIRTY (30) days before and not later than THIRTY (30) days after SEPTEMBER 30 of each year, monthly projections for Borrower and its Subsidiaries for the following year, and annual projections for the year thereafter, in each case consisting of the consolidated (i) balance sheets of Borrower and its Subsidiaries, (ii) cash flow statements of Borrower and its Subsidiaries, and (iii) operating statements of Borrower and its Subsidiaries (showing income, expenses and surplus), in a manner acceptable to Lender and certified by the chief financial officer or treasurer of Borrower.

(d)                 Account Agings. As soon as available and in any event within FIFTEEN (15) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, consolidated agings of all accounts payable and accounts receivable of Borrower (the “Account Agings”) showing each such account which is current and each such account which is THIRTY (30), SIXTY (60), NINETY (90), and over NINETY (90) days past invoice date and, with respect to accounts receivable, reconciling such aging with the Revolving Credit Borrowing Base Reports.

(e)                 Revolving Credit Borrowing Base Reports. As soon as available and in any event within FIFTEEN (15) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, a report in such form as Lender may request (each a “Revolving Credit Borrowing Base Report”), reflecting the Eligible Accounts and Eligible Inventory of Borrower as of the end of such month and calculating the Accounts Advance Amount and Inventory Advance Amount based thereon, together with the Account Agings, cash receipt journals, sales journals and backup for all miscellaneous credits and debits, and inventory reports (if applicable), which support such reports, as applicable. Such report shall also reflect the amount of sales and receipts of Borrower during the preceding month and such other information as Lender may reasonably request. If requested by Lender, Borrower shall deliver, concurrently with any Revolving Credit Borrowing Base Report, copies of checks, invoices for new billings, purchases journals, and cost of goods sold reports. If at any time Availability is less than TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), Borrower shall deliver Revolving Credit Borrowing Base Reports on or before the THIRD (3rd) Business Day of each week until such time as Availability is equal to or greater than such amount.

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(f)                  Inventory Report(s). As soon as available and in any event within FIFTEEN (15) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, an Inventory perpetual report for Borrower and a schedule that lists Inventory by item, quantity, cost and location.

(g)                 Inventory Appraisal(s). Not less frequently than once every SIX (6) months upon Lender’s request, in each case at Borrower’s expense, an Inventory appraisal in form satisfactory to Lender and prepared by an appraiser satisfactory to Lender.

(h)                 Field Examination. Upon Lender’s request and at Borrower’s expense, a field examination of Borrower in form reasonably satisfactory to Lender; provided, however, that if no Event of Default has occurred and is continuing, then no more than ONE (1) field examination shall be conducted in any fiscal year of Borrower.

(i)                  Monthly Bank Statements. If requested by Lender, as soon as available and in any event within FIFTEEN (15) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, a copy of all bank statements on all cash accounts of Borrower.

All Financial Statements referred to in this Section shall be in such detail as Lender may reasonably request and shall conform to GAAP applied on a basis consistent, except only for such changes in accounting principles or practice with which independent certified public accountants concur.

Section 4.02 Compliance with Laws; Payment of Taxes and Other Claims. Borrower will observe and comply with all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers applicable to it, and (b) pay and discharge promptly all taxes, charges, Liens, assessments and governmental charges or levies imposed upon Borrower or any Subsidiary or upon the income or any Property of Borrower or any Subsidiary as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Property of Borrower or any Subsidiary; provided, however, that, subject to the written approval of Lender, neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested by appropriate proceedings diligently conducted and if Borrower or any Subsidiary shall have set up reserves therefor adequate under GAAP; provided, further, however, that Lender (at its sole discretion) may, if Borrower fails to do so, pay any such amounts owed by Borrower, and shall be the sole judge of the legality or validity of such amounts and the amount necessary to discharge same.

Section 4.03 Maintenance. Borrower will and will cause each Subsidiary to: (a) maintain its corporate, limited liability company or partnership, as the case may be, existence, rights and franchises; (b) observe and comply with all valid laws, statutes, codes, acts, ordinances, judgments, injunctions, rules, regulations, certificates, franchises, permits and licenses of all Federal, State, county, municipal and other governmental authorities; (c) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition (ordinary wear and tear excepted) at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times; (d) not misuse, abuse, waste, destroy, endanger or allow its Properties to deteriorate; (e) protect the title to the Collateral, except to the extent that the Security Instruments permit the sale, transfer or other disposition of such Collateral; and (f) maintain and keep books of records and accounts, all in accordance with GAAP, consistently applied, of all dealings and transactions in relation to its business and activity.

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Section 4.04 Further Assurances. Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments, including, without limitation, this Agreement. Borrower at its expense will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments, and do all such additional and further acts, filings, deeds and give such assurances necessary or appropriate in order to effectuate the agreements of Borrower or any Subsidiary in the Security Instruments, including, without limitation, this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or more fully to state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 4.05 Performance of Obligations. Borrower will pay the Notes according to the reading, tenor and effect thereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower under the Security Instruments, including this Agreement, at the time or times and in the manner specified, and cause each Subsidiary to take such action with respect to their obligations to be performed and discharged under the Security Instruments to which they respectively are parties.

Section 4.06 Reimbursement of Expenses. Borrower will pay all fees and expenses incurred by Lender in connection with the preparation, amendment, interpretation, administration and enforcement of this Agreement and any and all other Security Instruments contemplated hereby, including but not limited to legal fees and expenses and expenses incurred in connection with any appraisals and field examinations required under Section 4.01. Borrower will promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to satisfy any obligation of Borrower or any Loan Party under this Agreement or any other Security Instrument, or to protect the Properties or business of Borrower or any Subsidiary or to collect the Notes, or to enforce the rights of Lender under this Agreement, the Notes, or any other Security Instrument, which amounts will include all court costs, attorneys’ fees, fees of auditors and accountants, and investigation expenses incurred by Lender in connection with any such matters, together with interest at either (a) the post-default rate specified in Section 2.02 hereof on each such amount from the date that the same is expended, advanced or incurred by Lender until the date of reimbursement to Lender, or (b) if no Event of Default shall have occurred and be continuing, the pre-default rate specified in Section 2,02 hereof on each such amount from the date that the same is expended, advanced or incurred by Lender until the date of written demand or request by Lender for the reimbursement of same, and thereafter at the applicable post-default rate specified in Section 2.02 hereof until the date of reimbursement to Lender. Revolving Advances may be made automatically by Lender to pay any fees and expenses owing by Borrower.

Section 4.07 Insurance. Borrower and each Subsidiary now maintains and will continue to maintain with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such liabilities, casualties, risks and contingencies, and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated, but in any event, all fixed assets of Borrower shall be insured for an amount at least equal to the fair market value of such fixed assets. All such policies shall name Lender as loss payee and additional insured, as applicable, and shall provide that the insurer shall provide Lender with THIRTY (30) days prior written notification of the cancellation of such policies. Upon request of Lender, Borrower will furnish or cause to be furnished to Lender from time to time a summary of the insurance coverage of Borrower and the Subsidiaries in form and substance satisfactory to Lender and if requested will furnish Lender copies of the applicable policies.

Section 4.08 Right of Inspection. Upon prior notice from Lender, Borrower will permit and will cause each Subsidiary to permit any officer, employee or agent of Lender to visit and inspect any of the Properties of Borrower, or any Subsidiary, to conduct collateral reviews, to examine Borrower’s or any Subsidiary’s books of record and accounts, to take copies and extracts therefrom, and to discuss the affairs, finances and accounts of Borrower or any Subsidiary with Borrower’s or such Subsidiary’s officers, employees, accountants and auditors, all at such times and as often as Lender may desire. Borrower shall reimburse Lender for all of Lender’s expenses in connection with the collateral reviews (including travel expenses), which expenses include ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) per-person per-day for on-site collateral reviews.

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Section 4.09 Notice of Certain Events. Borrower shall promptly notify Lender if Borrower learns of the occurrence of (a) any event which constitutes a Default, together with a detailed statement by a responsible officer of Borrower of the steps being taken to cure the effect of such Default; (b) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Debt of Borrower or any Subsidiary or of any security (as defined in the Securities Act of 1933, as amended) of Borrower or any Subsidiary with respect to a claimed default, together with a detailed statement by a responsible officer of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action such Borrower, or such Subsidiary is taking or proposes to take with respect thereto; (c) any legal, judicial or regulatory proceedings affecting Borrower or any Subsidiary or any of the Properties of Borrower or any Subsidiary in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a material and adverse effect on the business or the financial condition of Borrower or any Subsidiary; (d) any dispute between Borrower or any Subsidiary and any governmental or regulatory body or any other Person which, if adversely determined, would materially interfere with the normal business operations of Borrower or any Subsidiary; or (e) any material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of Borrower or any Subsidiary, from those reflected in the most recent Financial Statements or by the facts warranted or represented in any Security Instrument, including without limitation this Agreement.

Section 4.10 ERISA Information and Compliance. Borrower will promptly furnish to Lender (a) if requested by Lender, promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by a responsible officer or manager of Borrower specifying the nature thereof, what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Borrower will fund, or will cause its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of Borrower or any of its Subsidiaries, and comply with all applicable provisions of ERISA.

Section 4.11 Environmental Requirements. Borrower shall and shall cause each Subsidiary to comply with all Environmental Laws applicable to Borrower and/or such Subsidiary or to its Property with respect to occupational health and safety, hazardous waste and substances and environmental matters, except to the extent that the failure to comply would not result in a Material Adverse Effect. Borrower shall and shall cause each Subsidiary to promptly notify Lender of its receipt of any notice of a violation or an alleged violation of any such federal laws, state statutes, municipal ordinances or other governmental standards, rules or regulations. Borrower shall and shall cause each Subsidiary to indemnify and hold Lender harmless from all loss, cost, damages, claim and expense incurred by Lender on account of Borrower’s failure to perform the obligations of this Section.

Section 4.12 Additional Guarantors. Borrower shall cause each of its now or hereafter existing Subsidiaries to duly execute and deliver, or become a party to, a Guaranty Agreement with such other Security Instruments as Lender may require as security therefor from time to time. Upon the formation or acquisition of any Subsidiary after the Closing Date, Borrowers shall cause such Subsidiary to acknowledge and consent to the terms of the Intercreditor Agreement and to agree to such terms applicable to such Subsidiary thereunder.

Section 4.13 Compliance Certificate. At the time that Borrower provides the monthly and annual Financial Statements pursuant to Section 4,01 hereof, beginning for the month ending NOVEMBER 30, 2016, Borrower shall also provide a compliance certificate in the form attached as Exhibit A hereto which (a) states that the information on any and all schedules to this Agreement is complete and accurate as of the date of such certificate or, if such is the case, attaches to such certificate updated schedules, (b) states that, based on a reasonably diligent examination, no Default or Event of Default has occurred or exists, or, if such is not the case, specifies such Default or Event of Default, and its nature, when it occurred, whether it is continuing and the steps taken or being taken by Borrower with respect thereto, (c) shows in reasonable detail Borrower’s calculations with the financial covenants and limitations on leases set forth in Article V.

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Section 4.14 Blocked Accounts. At all times during the term of this Agreement (unless otherwise agreed in writing in Lender), Borrower will maintain Blocked Accounts as required by Section 2.12 hereof, and will direct all collections and other Receipts to such Blocked Accounts in accordance with Section 2,13 hereof.

Section 4.15 Post-Closing – Landlord Matters.

(a)                 Landlord Consent Requirement. With respect to each landlord for a leased property listed on Schedule 3.19 that is required to consent to the change of control of Borrower under the Vintage Stock Acquisition Agreement, Borrower shall obtain such consent of such landlord within ONE HUNDRED TWENTY (120) days of the Closing Date (the “Landlord Consent Period”); provided that, Borrower’s failure to obtain such consents shall not constitute an Event of Default unless consents remain outstanding on more than SIX (6) such leased properties at the end of the Landlord Consent Period. This covenant shall not be subject to any notice or cure period set forth in Article VI.

(b)                Non-Consenting Property Reserve. In the event that Borrower fails to obtain landlord consents as required pursuant to clause (a) immediately preceding, Lender shall establish an Availability Reserve in an aggregate amount equal to the Non-Consenting Property Amount (as defined below) on the first Business Day immediately following the expiration of the Landlord Consent Period. Such Availability Reserve shall remain in place until: (a) the date the Indebtedness is paid in full, or (b) the date that Borrower has obtained the consent of each landlord for a leased property listed on Schedule 3,19 that is required to consent to the change of control of Borrower under the Vintage Stock Acquisition Agreement.

(c)                 Defined Terms.

“Non-Consenting Property” means any leased property set forth on Schedule 3.19 for which Borrower fails to deliver a landlord consent pursuant to clause (a) immediately preceding herein within the Landlord Consent Period.

“Non-Consenting Property Amount” means an amount equal to (a) the quotient of (i) the aggregate sum of the Retail EBITDA of the retail stores located at each Non-Consenting Property for the most recently completed FOUR (4) fiscal quarters of Borrower, and (ii) the number of Non-Consenting Properties; multiplied by (b) the difference between (x) the total number of Non- Consenting Properties and (y) THREE (3).

“Retail EBITDA” means, for any period of determination, the sum of the following, without duplication, (a) the net earnings of a retail store, plus (b) each of the following to the extent deducted in calculating such net earnings (without duplication): (i) interest charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses including write-offs or write-downs (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), in each case (i)-(iv), solely with respect to the operations of such retail store, and less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of net earnings of such retail store, non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

Section 4.16 Post-Closing – Other Matters. Within FIVE (5) days after the Closing Date, Borrower shall deliver to Lender such insurance certificates and endorsements as shall be required by the Security Instruments or by Lender in its permitted discretion.

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ARTICLE V

NEGATIVE COVENANTS

Without the prior written consent of Lender, Borrower will at all times comply with the covenants contained in this Article V. from the Closing Date and for so long as any part of the Indebtedness or the Commitment is outstanding.

Section 5.01 Debts, Guaranties and Other Obligations. Borrower will not, and will not permit any Subsidiary to incur, create, assume or in any manner become or be liable in respect of any Debt (including obligations for the payment of rentals), and Borrower will not, and will not permit a Subsidiary to, guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Debt of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Debt of any other Person, or otherwise, except that the foregoing restrictions shall not apply to:

(a)                the Notes or other Indebtedness owed to Lender;

(b)                liabilities, direct or contingent, of Borrower and its Subsidiaries existing on the Closing Date which are reflected in the Financial Statements or have been disclosed to Lender in writing, and any renewals and extensions (but not increases) thereof (provided that such extensions and renewals are on materially the same terms as in effect on the Closing Date);

(c)                indebtedness incurred to finance the acquisition of capital assets;

(d)                liabilities in relation to leases and lease agreements to the extent permitted by Section 5.07 hereof;

(e)                endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

(f)                 trade payables or similar obligations from time to time incurred in the ordinary course of business other than for borrowed money;

(g)                taxes, assessments or other government charges which are not yet due or are being contested pursuant to Section 4,02 hereof;

(h)                Debt which is subordinated to the Notes, including the Subordinated Debt and including Debt issued by an Affiliate of Borrower, by terms satisfactory to Lender, in its reasonable discretion;

(i)                  obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(j)                  Debt consisting of (i) guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, indemnity bonds, customs bonds, completion guarantees, and similar obligations, and leases, (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Asset Dispositions permitted by Section 5.05:

(k)                Debt incurred in the ordinary course of business under performance, surety, statutory, customs and appeal bonds;

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(l)                  Debt in respect of workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnities or similar instruments, customs bonds, governmental contracts, leases, surety, appeal or similar bonds and completion guarantees provided by a Loan Party in the ordinary course of its business;

(m)               Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business;

(n)                Debt in connection with the Term Loan;

(o)                Debt listed on Schedule 5.01 attached hereto on the Closing Date in an aggregate amount per year not to exceed $100,000; and

(p)                unsecured Debt not contemplated by the above provisions in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that, (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Loan Parties have satisfied the Applicable Requirements as of the date of the incurrence thereof.

Section 5.02 Liens. Borrower will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, the “Permitted Liens”-):

(a)                 Liens securing the payment of any Indebtedness to Lender;

(b)                Liens for taxes, assessments, or other governmental charges not yet due or which are being contested by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(c)                 Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums which are not overdue for a period of more than forty-five (45) days or being contested by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(d)                Liens existing on Property owned by Borrower or any Subsidiary on the Closing Date which have been disclosed to and permitted by Lender in writing and listed on Schedule 5.02 attached hereto, and any renewals and extensions thereof;

(e)                 pledges or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security and other like laws;

(f)                  inchoate Liens arising under ERISA to secure the contingent liability of Borrower or any Subsidiary permitted by Section 4.10 hereof;

(g)                 deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(i)                  Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 6.01(i);

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(j)                  Liens securing Debt permitted under Section 5.01(c); provided that, (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)                 Any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business or as otherwise permitted by this Agreement and covering only the assets so leased, licensed, subleased or sublicensed;

(l)                  Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m)               Liens arising from precautionary UCC financing statements (or equivalent filings or registrations in foreign jurisdictions) filed with respect to any operating lease or in connection with the consignment of goods in the ordinary course of business;

(n)                 licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(o)                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any other Loan Party in the ordinary course of business;

(p)                 customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Loan Parties or any of their Subsidiaries maintain deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(q)                 Liens securing Debt contemplated by the Term Loan Agreement; and

(r)                  other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $500,000 at any time outstanding.

Section 5.03 Investments, Loans and Advances. Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a)                 loans, advances or investments the material details of which have been set forth in the Financial Statements or have been otherwise disclosed to Lender in writing prior to the execution of this Agreement;

(b)                 investments in direct obligations of the United States of America or any agency thereof;

(c)                 investments in time deposits with, or certificates of deposit or bankers’ acceptances of, commercial banks in the United States having a combined capital and surplus in excess of ONE HUNDRED MILLION AND NO/lOO DOLLARS ($100,000,000.00);

(d)                 investments in commercial paper with the best rating by Standard & Poor’s (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), or any other rating agency satisfactory to Lender issued by companies in the United States with a combined capital and surplus in excess of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00);

(e)                 investments in marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

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(f)                  investments in readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)                 investments classified in accordance with GAAP as current assets of Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character and quality described in Section 5.03(b) - (f):

(h)                 advances to officers, directors and employees of Borrower in an aggregate amount not to exceed $100,000 at any time outstanding;

(i)                  (i) investments by Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional investments by Borrower and its Subsidiaries in Loan Parties and (iii) additional investments by Subsidiaries of Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(j)                  investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(k)                 guarantees and investments constituting Debt permitted by Section 5.01;

(l)                  investments existing on the date hereof set forth on Schedule 5.03;

(m)               any acquisition that is approved by Lender; provided, however, that such approval shall not be unreasonably withheld or delayed;

(n)                 creation or acquisition of any additional Subsidiary that becomes a Loan Party, provided, that such Subsidiary that complies with the provisions of Section 4,12;

(o)                investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(p)                investments resulting from entering into any Swap Contract permitted by Section 5.01(D:

(q)                investments in non-cash consideration received in Asset Dispositions to the extent permitted by the Security Instruments;

(r)                  deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Lien permitted under Section 5.02;

(s)                 investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(t)                  investments received in connection with the bankruptcy or reorganization of account debtors;

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(u)                loans, advances or investments permitted by Section 5.01 hereof; and

(v)                other investments not contemplated by the above provisions in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that, (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Loan Parties have satisfied the Applicable Requirements as of the date of the making thereof.

Section 5.04 Dividends. Distributions, Payments, and Redemptions. Borrower will not, and will not permit any Subsidiary to (a) make any Distribution with respect to its Stock now or hereafter outstanding (other than Permitted Tax Distributions), (b) return any capital to its stockholders or interest holders, as applicable, (c) make any distribution of its assets to any other Loan Party or their respective stockholders, or interest holders, as applicable, or (d) make any payment, redemption or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any Debt owing to any Person other than Lender, other than trade debt incurred in the ordinary course of business and payments and prepayments of the Term Loan expressly permitted under the Intercreditor Agreement. Borrower will not, and will not permit any Subsidiary to, make any payment of any management, consulting or similar fee if any Default or Event of Default exists at the time of any such payment or would exist as a result of making any such payment, provided, that, in any event, Borrower may not pay management fees in an amount exceeding FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) in any fiscal year (provided that if any portion of such FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum is not paid during any fiscal year, then, in subsequent fiscal years, such management fee may be increased by such unpaid portion until paid). Notwithstanding anything in this Section 5.04 to the contrary, (i) Borrower may make mandatory prepayments of the Term Loan from proceeds of Equity Issuances and Debt Issuances (each as defined in the Intercreditor Agreement) as permitted by Section 5(b) of the Intercreditor Agreement, and (ii) so long as: (1) no Default or Event of Default exists or would occur as a result of the making of any Distribution or payment, and (2) Borrower has pro forma Availability of at least TWO MILLION AND NO/100 DOLLARS ($2,000,000.00):

(a)            Borrower may make such mandatory prepayments of the Term Loan from excess cash flow as are required under the Term Loan Agreement;

(b)           Borrower has delivered calculations reasonably acceptable to Lender evidencing a pro forma Fixed Charge Coverage Ratio of at least 1.10 to 1.00, then Borrower may make voluntary prepayments of the Term Loan in an aggregate amount of up to ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) in any fiscal year; and

(c)          If Borrower has delivered calculations reasonably acceptable to Lender evidencing a pro forma Fixed Charge Coverage Ratio of at least 1.20 to 1.00 (such requirement, together with the requirements in clauses(ii)(l) and (2) of this Section 5.04 being collectively the “Applicable Requirements”), then Borrower may make Distributions and may make payments and prepayments on Debt.

Section 5.05 Sale of Properties. Borrower will not, and will not permit any Subsidiary to sell, transfer or otherwise dispose of all or any substantial portion or integral part of its Properties except in the ordinary course of business, or enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred except with respect to Asset Dispositions that are approved in writing by Lender in its sole discretion and subject to the mandatory prepayment requirements of Section 2.08 hereof.

Section 5.06 Nature of Business. Borrower will not, and will not allow any Subsidiary to, permit any material change to be made in the character of its business as carried on at the Closing Date.

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Section 5.07 Limitation on Leases. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal), under leases or lease agreements, without the prior written consent of Lender except (a) leases and lease agreements in existence on the Closing Date, and (b) no more than TWENTY-FIVE (25) other leases and lease agreements in any fiscal year of Borrower.

Section 5.08 Mergers, Consolidations. Acquisitions, etc. Borrower will not, and will not permit any Loan Party to, amend its certificate or articles of incorporation, formation or partnership, as the case may be, in a manner that is materially adverse to Lender, or otherwise change its corporate, limited liability company, or partnership, as the case may be, name or structure, without providing Lender at least THIRTY (30) days advance written notice of such change. Borrower will not, and will not permit any Loan Party to, or consolidate with or merge into or acquire any Person, or permit any other Person to consolidate with or merge into or acquire Borrower or any Loan Party or acquire the Stock of any Person or form any Subsidiary, without prior approval of Lender, unless in each case, the surviving entity or the acquired Person or the Subsidiary that is formed becomes a Loan Party.

Section 5.09 ERISA Compliance. Borrower will not permit any Plan maintained by it or any Subsidiary to:

(a)                 engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

(b)                incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or

(c)                 terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

Section 5.10 Issuance of Stock and Interests. During the term of this Agreement, Borrower will not, and will not permit any Subsidiary to, issue any additional Stock or partnership interests, as applicable, without the written consent of Lender.

Section 5.11 Changes in Accounting Methods. Borrower will not, and will not permit any Subsidiary to, make any change in its accounting method as in effect on the Closing Date or change its fiscal year ending date from SEPTEMBER 30 of each year, unless such change has the prior, written approval of Lender.

Section 5.12 Transactions With Affiliates. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of Property or the rendering of any service) with any Affiliate, other than in the ordinary course of its business and upon substantially the same or better terms as it could obtain in an arm’s length transaction with a Person who is not an Affiliate.

Section 5.13 Affiliate Receivables. Borrower will not at any time allow any accounts receivable and other receivables to be owed to Borrower by any Affiliate, except as disclosed on Schedule 5.13 attached hereto or otherwise consented to by Lender in its sole discretion.

Section 5.14 Use of Proceeds. Borrower will not use the proceeds of the Notes for purposes other than those set forth in Section 3.13 hereof.

Section 5.15 RICO. Borrower will not, and will not permit any Subsidiary to, violate any laws, statutes or regulations, whether federal or state, for which forfeiture of its properties is a potential penalty, including, without limitation, RICO.

Section 5.16 Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00. Such determination shall be made as of the end of each month beginning DECEMBER 31, 2016.

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Section 5.17 Subordinated Loan Documents. Borrower will not change or amend the terms of any Subordinated Debt or any of the documents related thereto without the written consent of Lender, unless such change or amendment is not prohibited by the documentation that subordinates such Subordinated Debt to the Indebtedness.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01 Events of Default. Any of the following events shall be considered an “Event of Default” as that term is used herein:

(a)                 Principal and Interest Payments. A default is made in the payment or prepayment when due of any installment of principal or interest on any Note or any other Indebtedness; or

(b)                 Representations and Warranties. Any representation or warranty made by Borrower, any Subsidiary or any Guarantor in any Security Instrument, including this Agreement, in particular Article III, proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including the Financial Statements), certificate or data furnished or made by Borrower, any Subsidiary or any Guarantor (or any officer, accountant or attorney of Borrower or any Subsidiary) under any Security Instrument, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

(c)                 Affirmative Covenants. A default is made in the due observance or performance of any of the covenants or agreements contained in Article IV of this Agreement or the Security Instruments and such default continues for FIFTEEN (15) days; or

(d)                 Negative Covenants. Default is made in the due observance or performance by Borrower or any Subsidiary of any of the covenants or agreements contained in Article V of this Agreement or the other Security Instruments; or

(e)                 Other Security Instrument Obligations. Default is made in the due observance or performance by Borrower, any Subsidiary or any Guarantor of any of the covenants or agreements contained in this Agreement, and, other than with respect to a default under Section 2,11 or 2.12 (for which there shall be no cure period), such default continues for FIFTEEN (15) days, or any Security Instrument other than this Agreement, and such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such Security Instrument; or

(f)                  Insolvency. If Borrower or any other Loan Party (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within SIXTY (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within SIXTY (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of SIXTY (60) days any attachment, sequestration or similar writ levied upon any property of it; or

(g)                Discontinuance of Business. Borrower or any Loan Party discontinues its usual business; or

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(h)                Other Debt. The occurrence of any event which results in the maturity or the acceleration of the maturity of any Debt for borrowed money in an aggregate principal amount in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) owing by Borrower or any other Loan Party to any third party under any agreement or understanding and such Debt is not paid when due; or

(i)                  Term Loan Indebtedness. There shall occur an “Event of Default” (or any comparable term) (subject, in each case, to any applicable grace or cure periods applicable thereto and after giving effect to any amendments or waivers thereof) under the Term Loan Agreement; or

(j)                  Judgment. The entry of any judgment against Borrower or any other Loan Party or the issuance or entry of any attachments or other Liens against any of the property of such Person for an amount in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment would be executed upon and for a period of THIRTY (30) consecutive days thereafter; or

(k)                Challenge to Agreement or any Security Instrument. Borrower or any or any Loan Party or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the Security Instruments, the legality or enforceability of any of the Indebtedness or the perfection or priority of any Lien granted by any Loan Party to Lender; or

(l)                  Repudiation of or Default under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof; or

(m)               Death or Incompetence of a Guarantor. Any Guarantor that is a natural Person shall have died or have been declared incompetent by a court of proper jurisdiction; or

(n)                Revocation Proceeding. Any regulatory officer in the State of Texas or in any other state in which Borrower or any Subsidiary has a location revokes any license issued to Borrower or any Subsidiary if Borrower’s or such Subsidiary’s failure to hold such license would have a Material Adverse Effect; or

(o)                Margin Stock. The failure of Borrower or any Loan Party to comply with Regulations U or X of the Board of Governors of the Federal Reserve System, as amended; or

(p)                Change of Control. The occurrence of a Change of Control; or

(q)                Payments on Subordinated Debt. If Borrower shall make any payment on account of the Subordinated Debt, except as is permitted by this Agreement or other documentation which has been approved by Lender.

Section 6.02 Remedies. Upon the happening of any Event of Default specified in Section 6.01 hereof, (a) Lender may declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable (provided, that the occurrence of any event described in Section 6.01(f) hereof shall automatically accelerate the maturity of the Indebtedness, without the necessity of any action by Lender) without presentment, demand, protest, notice of protest or dishonor, notice of default, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of any kind, all of which are hereby expressly waived by Borrower and each Loan Party; and (b) all obligations, if any, of Lender hereunder, including the Commitment shall immediately cease and terminate unless and until Lender shall reinstate same in writing. In addition to and not in limitation of any of the other rights and remedies provided to Lender hereunder or under the Security Instruments in connection with the Property of Borrower and the Loan Parties in which Lender has a Lien, Borrower hereby agrees that upon request by Lender after the occurrence of an Event of Default, Borrower shall, and shall cause each Loan Party to, cooperate with Lender in the transfer of, and will, and will cause each Loan Party to, execute all documentation requested by Lender in connection with the transfer of, to such Person as shall be directed by Lender, any or all of the Property then held by the Loan Parties, and in connection therewith Borrower agrees, and will cause each Loan Party to agree, to take all other actions reasonably necessary in order to effectuate the transfer of any or all of such Property.

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Section 6.03 Prohibition of Transfer, Assignment and Assumption. This Agreement pertains to the extension of debt financing and financial accommodations for the benefit of Borrower and each Loan Party and cannot be transferred to, assigned to or assumed by any other Person either voluntarily or by operation of law. In the event Borrower or any Loan Party becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, any trustee or debtor in possession may not assume or assign this Agreement nor delegate the performance of any provision hereunder.

Section 6.04 Right of Setoff. During the existence of an Event of Default, Lender and any agent bank of Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by Lender or any agent bank of Lender to or for the credit or the account of Borrower against any and all of the Indebtedness of Borrower. Lender agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

ARTICLE VII

CONDITIONS

The obligation of Lender to make the Revolving Advances or other loans to be evidenced by the Notes, or to issue the initial Letter of Credit hereunder, is subject to the accuracy of each and every representation and warranty of Borrower and each Loan Party made or referred to in each Security Instrument, including this Agreement, or in any certificate delivered to Lender pursuant to or in connection with any Security Instrument, including this Agreement, to the performance by Borrower of its obligations to be performed hereunder on or before the date of the Revolving Advance or other loan, and to the satisfaction of the following further conditions which must be satisfied as of the Closing Date or advance under the Notes.

Section 7.01 Notes. Borrower shall have duly and validly issued, executed and delivered the Notes to Lender.

Section 7.02 Constituent Documents. Lender shall have received a copy of the articles or certificate of incorporation and bylaws, or analogous formation and organization documentation, of Borrower and each other Loan Party which is to execute this Agreement or any other Security Instrument, certified as true by the Secretary of Borrower and each other Loan Party, respectively.

Section 7.03 Closing Certificate. Lender shall have received, on or before the Closing Date, certificates of the Secretary or other responsible party of Borrower and each other Loan Party which is to execute any Security Instrument setting forth (a) resolutions of its board of directors, board of managers or other governing body, as applicable, in form and substance satisfactory to Lender with respect to the authorization of the Notes, this Agreement and any other Security Instruments provided herein and the officers authorized to sign such instruments, and (b) specimen signatures of the officers so authorized.

Section 7.04 Opinion of Borrower’s Counsel. Lender shall have received on or before the Closing Date from counsel for Borrower and each Loan Party a favorable written opinion satisfactory to Lender and its counsel.

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Section 7.05 Reserved.

Section 7.06 No Default. At the time of each Revolving Advance or other loan hereunder, no Default or Event of Default shall have occurred and shall be continuing.

Section 7.07 No Material Adverse Changes. Prior to each Revolving Advance or other loan, there shall have occurred, in the reasonable opinion of Lender, no material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of Borrower and the Loan Parties, taken as a whole, from those reflected in the most recently delivered Financial Statements or by the facts warranted or represented in any Security Instrument, including this Agreement.

Section 7.08 Other Security Instruments and Information. Borrower shall have duly and validly executed and delivered, or caused to be executed and delivered, to Lender the Security Instruments, and any other documents requested by Lender as security for the Notes and other Indebtedness and shall have delivered the information necessary to the preparation and perfection of the Liens created by such instruments.

Section 7.09 Recordings. The applicable Security Instruments, including financing statements, security agreements and other notices related thereto, shall have been duly delivered to the appropriate offices for filing, recording or registration, and Lender shall have received confirmations of receipt thereof from the appropriate filing, recording or registration offices.

Section 7.10 Collateral Access Agreements, (a) On the Closing Date, Borrower shall have delivered an executed Collateral Access Agreement for its location at 202 E. 32nd Street, Joplin, MO 64804, and (b) after the Closing Date, except as otherwise agreed in writing by Lender, Borrower shall have delivered Collateral Access Agreements for each location listed on Schedule 3.19 and not described in clause (a) immediately preceding. In the event Collateral Access Agreements (other than those required to be delivered at closing) are not delivered, Lender may, in its sole discretion, establish Availability Reserves for the payment of rent under any such scheduled locations in such amounts as may be determined by Lender; provided, however, that absent the occurrence of a Default or an Event of Default, Lender shall not establish any such reserves during the first ONE HUNDRED TWENTY (120) days after the Closing Date.

Section 7.11 Fees. Lender shall have received, in immediately available funds, the Closing Fee and the Collateral Management Fee.

Section 7.12 Borrowing Base Reports. Borrower shall have delivered to Lender a duly executed Revolving Credit Borrowing Base Report for the week preceding the Closing Date demonstrating a non-negative Borrowing Base for such period.

Section 7.13 Additional Matters. Lender shall have received all exhibits, annexes schedules herein referenced and such additional reports, certificates, documents, statements, legal opinions, agreements and instruments, in form and substance reasonably satisfactory to Lender, as Lender shall have reasonably requested from Borrower, each Loan Party and their respective counsel.

Section 7.14 Revolving Advances. Revolving Advances shall further be subject to the following specific conditions:

(a)                 There shall have been no Default under this Agreement nor under any of the other Security Instruments; and

(b)                The Financial Statements shall have been furnished and shall be, as of the date thereof, accurate and correct, and all other financial information required by Lender shall have been furnished and shall be, as of the date of the requested advance, accurate and correct.

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Section 7.15 No Litigation. No action, proceeding, investigation, regulations or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of the consummation of the transactions contemplated hereby.

Section 7.16 Excess Availability Requirement. Lender shall have determined that immediately after Lender has made on the Closing Date the initial Revolving Advances contemplated hereby or has issued the initial Letter of Credit and Borrower has paid (or made provisions for payment of) secured loans, capitalized leases, accounts payable over SIXTY (60) days past the original invoice date, outstanding checks, and all closing costs incurred in connection with the transactions contemplated hereby, Availability shall be at least TWO MILLION AND NO/100 DOLLARS ($2,000,000.00).

Section 7.17 Background Check. Prior to the Closing Date, Lender shall have completed a background check with respect to such members of Borrower’s management team as Lender shall deem necessary, and the results of which shall be satisfactory to Lender in its sole discretion.

Section 7.18 Blocked Accounts. Except as otherwise agreed in writing by Lender or provided herein, Borrower shall have established the Blocked Accounts (including lockboxes) required by Section 2.12 hereof pursuant to executed blocked account and lockbox agreements in form and substance satisfactory to Lender, in its discretion.

Section 7.19 Payoff Letter. Borrower shall have delivered, or caused to be delivered, to Lender, in form and substance satisfactory to Lender, a payoff letter from ARVEST BANK, together with such UCC termination statements as shall be requested by Lender.

Section 7.20 Subordination, Intercreditor, No-Offset Agreements. Borrower shall have executed or caused to be executed applicable subordination, intercreditor and no-offset agreements as reasonably required by Lender.

Section 7.21 Field Examination and Appraisals. Prior to the Closing Date, Lender shall have received such field examinations and inventory, machinery, and equipment appraisals as Lender shall require.

Section 7.22 Insurance. Prior to the Closing Date, Lender shall have received evidence of insurance certificates in form and substance reasonably satisfactory to Lender.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Notices. All communications under or in connection with this Agreement or the Notes shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed or delivered as follows:

(a) If to Borrower:	Vintage Stock, Inc.
202 E. 32nd Street
Joplin, MO 64804

(b) If to Lender:	Texas Capital Bank, National Association
2000 McKinney Avenue, Suite 700
Dallas, TX 75201 Attn: Terri Sandridge

with a copy to:	Gardere Wynne Sewell LLP 2021
McKinney Ave., Suite 1600 Dallas, TX
75201 Attn: Steven S. Camp

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Any notice so addressed and mailed by registered or certified mail, return receipt requested, shall be deemed to be given when so mailed, and any notice so delivered in person shall be deemed to be given when actually received by, or receipt therefor is given by, an authorized officer of Borrower or Lender, as the case may be. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by written notice to the other party of such new address.

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Section 8.02 Deviation from Covenants. The procedure to be followed by Borrower to obtain the consent of Lender to any deviation from the covenants contained in this Agreement or any other Security Instrument shall be as follows:

(a)                 Borrower shall send a written notice to Lender setting forth (i) the covenant(s) relevant to the matter, (ii) the requested deviation from the covenant(s) involved, and (iii) the reason for the requested deviation from the covenant(s); and

(b)                Lender will within a reasonable time send a written notice to Borrower, signed by an authorized officer of Lender, permitting or refusing the request; but in no event will any deviation from the covenants of this Agreement or any other Security Instrument be effective without the written consent of Lender.

Section 8.03 Invalidity. In the event that any one or more of the provisions contained in the Note, this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Security Instrument.

Section 8.04 Survival of Agreements. All representations and warranties of Borrower herein, and all covenants and agreements herein not fully performed before the Closing Date, shall survive such date.

Section 8.05 Successors and Assigns. All covenants and agreements by or on behalf of Borrower or any Loan Party in the Notes, this Agreement and any other Security Instrument shall bind its successors and assigns or the heirs and personal representatives of any individual Guarantor and shall inure to the benefit of Lender and its successors and assigns; except that neither Borrower, nor any Loan Party, nor any Person acting on behalf of any of them may assign any of their rights hereunder without the prior written consent of Lender. In the event that Lender sells participations in the Notes, or other Indebtedness of Borrower incurred or to be incurred pursuant to this Agreement, to other lenders: (a) each of such other lenders shall have the rights of set off against such Indebtedness and similar rights or Liens to the same extent as may be available to Lender, (b) Lender’s obligations pursuant to Security Instruments shall remain unchanged for all purposes, (c) the Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations pursuant to the Security Instruments, (d) except for reductions in Indebtedness resulting from any rights of set off or similar rights exercised by participants as contemplated by clause (a), all amounts payable by the Loan Parties shall be determined as if Lender had not sold such participation and shall be paid directly to Lender.

Section 8.06 Renewal. Extension or Rearrangement. All provisions of this Agreement relating to the Notes or other Indebtedness shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of any part of the Indebtedness originally represented by the Notes or of any part of such other Indebtedness. Any provision of this Agreement to be performed during the “term of this Agreement,” “term hereof’ or similar language, shall include any extension period.

Section 8.07 Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under the Notes, this Agreement or any other Security Instrument shall operate as a waiver thereof, except as otherwise provided in Section 8.02 hereof.

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Section 8.08 Cumulative Rights. Rights and remedies of Lender under the Notes, this Agreement and each other Security Instrument shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 8.09 Construction. This Agreement and each of the other Security Instruments is, and the Notes will be, a contract made under and shall be construed in accordance with and governed by and construed in accordance with the laws of the State of Texas.

Section 8.10 Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or in any other Security Instrument or agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the Notes, this Agreement or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount of interest permitted by applicable law, and any excess shall be credited to the Notes by the holder thereof (or, if the Notes shall have been paid in full, refunded to Borrower); (b) determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from Borrower in connection with such loans, and any excess shall be canceled, credited or refunded as set forth in clause (a) herein; and (c) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited to the Notes (or, if the Notes shall have been paid in full, refunded to Borrower).

Section 8.11 Multiple Originals. This Agreement may be executed in TWO (2) or more copies; each fully executed copy shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.12 Exhibits and Schedules. All exhibits and schedules to this Agreement are incorporated herein by this reference for all purposes. The exhibits and schedules may be attached hereto, or bound together with or separately from this Agreement, and such binding shall be effective to identify such exhibits and schedules as if attached to this Agreement.

Section 8.13 No Tripartv Loan. Texas Revised Civil Statutes Annotated, Finance Code, Chapter 346 (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to the loans evidenced by this Agreement or the Notes.

Section 8.14 Applicable Rate Ceiling. Unless changed in accordance with law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Texas Revised Civil Statutes Annotated, Finance Code, Chapter 303, as amended.

Section 8.15 Performance and Venue. The obligations of Borrower contained herein are performable at Lender’s offices in Dallas, Dallas County, Texas, and venue for any action in connection therewith shall be in Dallas County, Texas.

Section 8.16 Negotiation of Documents. This Agreement, the Notes and all other Security Instruments have been negotiated by the parties at arm’s length, each represented by its own counsel, and the fact that the documents have been prepared by Lender’s counsel, after such negotiation, shall not be cause to construe any of such documents against Lender.

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Section 8.17 Notices Received by Lender. Any instrument in writing, telex, telegram, telecopy or cable received by Lender in connection with any loan or Letter of Credit hereunder, which purports to be dispatched or signed by or on behalf of Borrower, shall conclusively be deemed to have been signed by such party, and Lender may rely thereon and shall have no obligation, duty or responsibility to determine the validity or genuineness thereof or authority of the Person or Persons executing or dispatching the same.

Section 8.18 Debtor-Creditor Relationship. None of the terms of this Agreement or of any other document executed in conjunction herewith or related hereto shall be deemed to give Lender the rights or powers to exercise control over the business or affairs of Borrower. The relationship between Borrower and Lender created by this Agreement is only that of debtor/creditor.

Section 8.19 No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Borrower and Lender. This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person. This Agreement may be amended or modified by the agreement of Borrower and Lender, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

Section 8.20 INDEMNIFICATION. BORROWER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS AGREEMENT, THE NOTES, THE SECURITY INSTRUMENTS OR ANY OTHER INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION THEREWITH OR HEREWITH, ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN OR HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS MADE PURSUANT TO THIS AGREEMENT (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSES IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE REGARDLESS OF WHETHER SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY BORROWER OR ITS RESPECTIVE DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER AGREEMENT OF BORROWER HEREUNDER, THE AGREEMENTS AND OBLIGATIONS OF BORROWER CONTAINED IN THIS SECTION SHALL SURVIVE THE PAYMENT IN FULL OF THE INDEBTEDNESS AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT.

Section 8.21 RELEASE OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW FROM TIME TO TIME IN EFFECT, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY (AND AFTER BORROWER HAS CONSULTED WITH ITS OWN ATTORNEY) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO CLAIM MAY BE MADE BY BORROWER AGAINST LENDER OR ANY OF ITS AFFILIATES, PARTICIPANTS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, OR AGENTS OR ANY OF ITS OR THEIR SUCCESSORS AND ASSIGNS, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM IS BASED ON CONTRACT, TORT OR STATUTE) ARISING OUT OF, OR RELATED TO, THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT, THE NOTES, THE SECURITY INSTRUMENTS OR ANY OTHER RELATED DOCUMENTS, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH. IN FURTHERANCE OF THE FOREGOING, BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR, AND BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES, PARTICIPANTS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS AND AGENTS AND THEIR SUCCESSORS AND ASSIGNS OF AND FROM ANY SUCH CLAIMS.

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Section 8.22 WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO. IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.23 DTPA Waiver. Borrower acknowledges and agrees, on Borrower’s own behalf and on behalf of any permitted assigns and successors hereafter, that the DTPA is not applicable to this transaction. Accordingly, Borrower’s rights and remedies with respect to the transaction contemplated under this Agreement and with respect to all acts or practices of Lender, past, present or future, in connection with such transaction, shall be governed by legal principles other than the DTPA. In furtherance thereof, Borrower agrees as follows:

(a)                 Borrower represents that Borrower has the knowledge and experience in financial and business matters that enable Borrower to evaluate the merits and risks of the business transaction that is the subject of this Agreement. Borrower also represents that Borrower is not in a significantly disparate bargaining position in relation to Lender. Borrower has negotiated the loan documents with Lender at arm’s length and has willingly entered into the loan documents.

(b)                Borrower represents that (i) Borrower has been represented by legal counsel in the transaction contemplated by this Agreement and (ii) such legal counsel was not directly or indirectly identified, suggested or selected by Lender or an agent of Lender.

(c)                 This Agreement relates to a transaction involving total consideration by Borrower of more than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) and does not involve Borrower’s residence. Borrower agrees, on Borrower’s own behalf and on behalf of Borrower’s permitted assigns and successors, that all of Borrower’s rights and remedies under the DTPA are WAIVED AND RELEASED, including specifically, without limitation, all rights and remedies under the DTPA resulting from or arising out of any and all acts or practices of Lender in connection with this transaction, whether such acts or practices occur before or after the execution of this Agreement.

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In furtherance thereof, Borrower agrees that by signing this Agreement, Borrower and any permitted assigns and successors are bound by the following waiver:

WAIVER OF CONSUMER RIGHTS. BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER’S OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 8.24 Reversal of Payments. Lender shall have the continuing and exclusive right to apply, reverse and re-apply any and all payments to any portion of the Indebtedness in a manner consistent with the terms of this Agreement. To the extent Borrower makes a payment or payments to Lender, or Lender receives any payment or proceeds of any collateral for Borrower’s benefit, which payment(s) or proceed or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other part under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Indebtedness or party thereof intended to be satisfied shall be revived and continued in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 8.25 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender, therefore, Borrower agrees that if any Default or Event of Default shall have occurred and be continuing, Lender shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 8.26 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any other Person. Documents in connection with the transactions contemplated hereunder have been prepared by GARDERE WYNNE SEWELL LLP (“Lender’s Counsel”). Borrower acknowledges and understands that Lender’s Counsel is acting solely as counsel to Lender in connection with the transaction contemplated herein, is not representing Borrower in connection therewith, and has not, in any manner, undertaken to assist or render legal advice to Borrower with respect to this transaction. Borrower has been advised to seek other legal counsel to its interests in connection with the transactions contemplated herein.

Section 8.27 Sale or Participation of the Loan. Each Loan Party agrees that Lender may, at its option, sell the Notes or its interests in the Notes and its rights under this Agreement (whether by sale, participation, or otherwise) and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning any Loan Party to each prospective purchaser.

Section 8.28 Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the Act.

Section 8.29 Notice of Final Agreement. It is the intention of each Loan Party, Guarantor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Security Instruments (as the same may be amended, modified or restated from time to time) and other loan documents or instruments executed in connection therewith. Each Loan Party, Guarantor and Lender represents and warrants that the entire agreement made and existing by or among each Loan Party, Guarantor and Lender with respect to the Indebtedness is and shall be contained within the Security Instruments and other instruments and documents executed or delivered in connection therewith, and that no agreements or promises exist or shall exist by or among, any Loan Party, Guarantor and Lender that are not reflected in the Security Instruments or other documents and instruments executed in connection therewith.

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Section 8.30 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER SECURITY INSTRUMENTS (AND ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION THEREWITH) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.31 Intercreditor Agreement. (a) Notwithstanding anything in the Security Instruments to the contrary, this Agreement is subject to the provisions of that certain Intercreditor Agreement dated as of the date hereof, among Lender, WILMINGTON TRUST, NATIONAL ASSOCIATION, as agent, and Debtor (as the same may be amended, supplemented, modified or replaced from time to time) (the “Intercreditor Agreement”). In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

(b) Notwithstanding anything herein to the contrary and to the extent provided for in the Intercreditor Agreement, to the extent this Agreement or any other Security Instrument requires the delivery of, or control over, Term Lender Facility Priority Collateral (as such term is defined in the Intercreditor Agreement) to be granted or provided to Lender at any time prior to the payment in full of the Term Lender Obligations (as such term is defined in the Intercreditor Agreement), then Borrower may deliver such Term Lender Facility Priority Collateral (or control with respect thereto) and any related approval or consent rights to the Term Agent in accordance with the Term Lender Facility Documents in full satisfaction of any such requirement under this Agreement or any of the other Security Instruments; provided that upon the Discharge of Term Lender Obligations Borrower shall deliver (or cause to be delivered) to Lender, or provide control to Lender over, as applicable, such Term Lender Facility Priority Collateral within the same period of time from the date of the Discharge of Term Lender Obligations (as such term is defined in the Intercreditor Agreement) as would apply under this Agreement and the other Security Instruments if such Term Lender Facility Priority Collateral was acquired by Borrower as of such date.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

VINTAGE STOCK INC.

By: /s/ Rodney Spriggs

Name: Rodney Spriggs

Title: CEO and President

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